EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the reference in the Prospectus, which constitutes a part of this Registration Statement, to our report dated April 28, 2025, on the financial statements of Classover Holdings, Inc., and to the reference in Part II of this Registration Statement to our report dated April 28, 2025, on the accompanying financial statement schedules.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

January 9, 2026

9555 S. Eastern Ave. Suite 280, Las Vegas, NV 89123 • 702.703.5979 • www.bushandassociatescpas.com